Exhibit 10.24

CONSENT AND THIRD LOAN MODIFICATION AGREEMENT

This Consent and Third Loan Modification Agreement (this “Amendment”) is entered into this 12th day of January, 2026, by and among (a) WESTERN ALLIANCE BANK, an Arizona corporation (“Bank”) and (b) (i) AUDIOEYE, INC., a Delaware corporation (“AudioEye”), (ii) ADA SITE COMPLIANCE, LLC, a Delaware limited liability company (“ADA”), and (iii) CRITERION 508 SOLUTIONS, INC., an Iowa corporation (“Criterion”, together with AudioEye and ADA, individually and collectively, jointly and severally, “Borrower”).

RECITALS

A.Among other indebtedness which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to, among other documents, that certain Loan and Security Agreement, dated as of March 31, 2025, by and between Borrower and Bank, as amended by that certain Consent and First Loan Modification Agreement dated as of May 22, 2025 by and between Bank and Borrower, and as further amended by that certain Second Loan Modification Agreement dated as of August 13, 2025 by and between Bank and Borrower (as may be further amended, modified, supplemented, or restated from time to time, the “Loan and Security Agreement”). Hereinafter, all indebtedness owing by Borrower to Bank shall be referred to as the “Indebtedness” and the Loan and Security Agreement and any and all other documents executed by Borrower in favor of Bank shall be referred to as the “Existing Documents.”

B.Borrower has notified Bank that Borrower acquired Equally AI LTD., a company formed under the laws of Israel (“Equally”) on December 30, 2025 (the “Acquisition Consummation Date”) on substantially the terms set forth in that certain Share Purchase Agreement attached hereto as Exhibit A (the “Share Purchase Agreement”) pursuant to which, among other things, (i) Borrower acquired one hundred percent (100.0%) of the outstanding equity interests of Equally, and the aggregate value of the total consideration paid by Borrower pursuant to the Share Purchase Agreement in connection with the Acquisition did not exceed the sum of (a) $650,000.00 plus (b) the amount of any Earnout Payment (as defined in the Share Purchase Agreement) (collectively, the “Purchase Price”) and (ii) Equally became a wholly-owned Subsidiary of Borrower (collectively, and together with the execution of the Transition Services Agreement (as defined below) and the consummation of the transactions contemplated thereby, the “Acquisition”).

C.Borrower has requested that Bank (i) amend the Loan and Security Agreement to make certain revisions to the Loan and Security Agreement as more fully set forth herein and (ii) to memorialize its consent to the Acquisition as of the Acquisition Consummation Date.

D.Bank has agreed to (i) so amend the Loan and Security Agreement and (ii) memorialize its consent to the Acquisition as of the Acquisition Consummation Date, subject to the conditions and in reliance upon the representations and warranties set forth below.

Agreement

Now, Therefore, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.DEFINITIONS. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan and Security Agreement.

2.CONSENT. Bank hereby memorializes its consent to the Acquisition as of the Acquisition

Consummation Date and agrees that the Acquisition shall not constitute an Event of Default under Section 7.1 (relative to dispositions), Section 7.3 (relative to mergers or acquisitions) and Section 7.7 (relative to distributions and investments) of the Loan and Security Agreement and shall be a “Permitted Acquisition” for purposes of the Loan and Security Agreement; provided that such consent is subject to the following conditions being fulfilled, each to the satisfaction of Bank: (a) the aggregate value of the total consideration paid by Borrower in connection with the Acquisition shall not exceed the Purchase Price; (b) Borrower shall not assume or incur any Indebtedness or Liens in connection with the Acquisition; (c) Borrower shall provide Bank with certified copies of financing statement searches and searches of security interests filed in the Israeli Registrar of Companies with respect to Equally (in each case, dated as of a recent date); (d) Borrower shall provide Bank with a duly executed letter from Borrower’s Israeli counsel certifying that all Liens securing the Indebtedness from Equally to Bank Hapoalim were terminated, (e) Borrower and Equally shall be the surviving legal entities after the consummation of the Acquisition, with Equally as a wholly-owned subsidiary of Borrower; (f) Borrower shall provide Bank with a fully-executed copy of the Share Purchase Agreement on or before the date hereof; (g) Borrower shall deliver to Bank a duly executed copy of the Transition Services Agreement by and between Borrower and Equally AI, LLC, a Delaware limited liability company and an Affiliate of Equally (“Equally U.S.”) dated as of December 30, 2025 (the “Transition Services Agreement”), and (h) no Event of Default shall occur or continue, both before and after giving effect to the Acquisition. The consent provided for herein is a one-time consent relating only to the matters described above and shall not be deemed to constitute an agreement by the Bank to any future consent or waiver of the terms and conditions of the Loan and Security Agreement. This consent shall be deemed subject to no Event of Default occurring or continuing both before and after the consummation of the Acquisition (after giving effect to this Agreement). Bank hereby agrees that the conditions set forth above were fulfilled to Bank’s satisfaction as of the date hereof.

3.ADDITIONAL COVENANTS.

3.1Within thirty (30) days after the Acquisition Consummation Date (as defined above), Borrower shall provide Bank with (a) evidence that the Indebtedness owed by Equally to Bank Hapoalim evidenced by the payoff letter therefrom has been paid off in full, and (b) filed copies of any UCC termination statements or other similar documents (including termination of control agreements) evidencing that the Liens securing Indebtedness owed by Equally to Bank Hapoalim have been terminated.

3.2Within one hundred eighty (180) days after the Acquisition Consummation Date (the “Dissolution Date”), Borrower shall provide Bank with evidence, in form and substance satisfactory to Bank in all respects, that (a) Equally has been dissolved and (b) all assets of Equally have been transferred to Borrower free and clear of any Liens (collectively the “Dissolution Event”).

3.3If the Dissolution Event does not occur, Borrower shall, within thirty (30) days after the Dissolution Date, at the sole cost and expense of Borrower, (i) cause Equally to provide to Bank a joinder to the Loan Agreement to become a co-borrower hereunder, together with such appropriate financing statements, Control Agreements and/or debentures, all in form and substance satisfactory to Bank (including being sufficient to grant Bank a first priority Lien (subject to Permitted Liens) in and to the assets of Equally), (ii) provide to Bank appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in Equally, in form and substance satisfactory to Bank, and (iii) provide to Bank all other documentation in form and substance satisfactory to Bank, including (at Bank’s election) one (1) or more opinions of counsel satisfactory to Bank, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 3.2 shall be a Loan Document.

3.4Commencing as of the Acquisition Consummation Date, and at all times until the Dissolution Date (as defined above), Equally shall be permitted to maintain one (1) account at Bank of Hapoalim so long as the aggregate amount of funds maintained in such account does not exceed Sixty Thousand Dollars ($60,000.00) at any time.

3.5Commencing as of the Acquisition Consummation Date, the Transition Services Agreement shall remain in full force and effect, and the Borrower shall cause Equally U.S. to perform the services described on Schedule A to the Transition Services Agreement. In the event that Equally U.S. receives any consideration, payment, benefit or asset in connection with the business or on behalf of Equally, the Borrower shall cause Equally U.S. to comply with Section 5(d) of the Transition Services Agreement. The modification or amendment of the Transition Services Agreement, or the termination, suspension, rescission of the Transition Services Agreement without Bank’s prior written consent shall be an immediate Event of Default hereunder.

3.6Borrower’s failure to comply with this Section 3 shall be an Event of Default hereunder. Any document, agreement, or instrument executed or issued pursuant to this Section 3 shall be a Loan Document.

4.MODIFICATIONS TO LOAN AND SECURITY AGREEMENT.

4.1Section 1.1 (Definitions). The following new defined terms and their respective definitions are hereby inserted alphabetically in Section 1.1 (Definitions) of the Loan and Security Agreement:

““Ability” means Ability, Inc., an Oregon corporation.”

““Ability Dissolution Event” is defined in Section 6.15.”

““Equally” means Equally AI LTD., a company formed under the laws of Israel.”

““Third Loan Modification Agreement” means that certain Consent and Third Loan Modification Agreement, dated as of January 12, 2026 by and between Borrower and Bank.”

4.2Section 1.1 (Definitions). The following defined term and its definition set forth in Section 1.1 of the Loan and Security Agreement is amended in its entirety and replaced with the following:

““Permitted Stock Buyback Amount” means an aggregate amount not to exceed (i) Four Million Five Hundred Seventy-Five Thousand Dollars ($4,575,000.00) for Borrower’s 2025 fiscal year, (ii) Four Hundred Twenty-Five Thousand Dollars ($425,000.00) for Borrower’s 2026 fiscal year, and (iii) Two Million Dollars ($2,000,000.00) for Borrower’s 2027 fiscal year and each fiscal year thereafter.”

4.3Section 3.2 (Conditions Precedent to all Credit Extensions). Section 3.2 is amended in its entirety and replaced with the following:

“(d)with respect to each Term B Advance that is used in connection with a Permitted Term B Acquisition, confirmation in writing by Bank, that Borrower has delivered evidence to Bank, satisfactory to Bank in its sole and absolute discretion, that Borrower is in compliance with the financial covenants set forth in Section 6.8 at all times prior to the date such Term B Advance is made and after giving effect to such Term B Advance on a pro-forma basis.”

4.4Section 6.7 (Accounts). The second sentence of Section 6.7(a) is amended in its entirety and replaced with the following:

“Notwithstanding the foregoing, (a) Borrower shall be permitted to maintain accounts with financial institutions other than Bank (the “Permitted Bank Accounts”) provided that (i) the maximum aggregate balance in the Permitted Bank Accounts (for all such accounts) shall not exceed ten percent (10.0%) of the Dollar value of all of Borrower’s and its Subsidiaries’ accounts, in each case, at all financial institutions, wherever located and (ii) the Permitted Bank Accounts shall be subject to a Control Agreement in favor of Bank pursuant to the terms of Section 6.7(b) and Section 6.14 hereof, (b) Borrower shall be permitted to maintain one (1) account with Stripe (the “Permitted Stripe Account”), provided that Borrower shall transfer any and all funds deposited into the Permitted Stripe Account into an account of Borrower maintained with Bank within three (3) Business Days after such deposit into the Permitted Stripe Account, (c) Ability shall be permitted to maintain one (1) account at JPMorgan Chase Bank provided that the aggregate amount of funds maintained in such account does not exceed $50,000.00 at any time, and (d) prior to the Dissolution Event (as defined in the Third Loan Modification Agreement), Equally shall be permitted to maintain one (1) account at Bank of Hapoalim so long as the aggregate amount of funds maintained in such account does not exceed Sixty Thousand Dollars ($60,000.00) at any time.”

4.5Section 6.10 (Use of Proceeds). Section 6.10 is amended in its entirety and replaced with the following:

“6.10Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions solely (i) to repay in-full Borrower’s outstanding liabilities and obligations with SG Credit Partners, (ii) with respect to Term B Advances (a) for Permitted Term B Acquisitions; provided that, Advances shall not be used for earn-out payments or other deferred considerations related to any Permitted Term B Acquisitions, Permitted Stock Buybacks or ADA Indebtedness and (b) for such purposes consistent with the terms of subsection (iii) hereof, and (iii) as growth capital, working capital or general corporate purposes in order to fund its general business requirements in accordance with the provisions of this Agreement, and not for personal, family, household, or agricultural purposes.”

4.66.15 (2025 Post-Closing Deliverables). The Loan and Security Agreement is amended by inserting the following new Section 6.15 (2026 Post-Closing Deliverables) immediately following Section 6.14 thereof:

“6.15. 2026 Post-Closing Deliverables. On or prior to April 30, 2026, Borrower shall deliver to Bank evidence, in form and substance satisfactory to Bank in all respects, that (a) Ability has been dissolved and (b) all assets of Ability have been transferred to Borrower free and clear of any Liens (collectively the “Ability Dissolution Event”). If the Ability Dissolution Event does not occur, Borrower shall, on or before May 30, 2026, at the sole cost and expense of Borrower, (i) cause Ability to provide to Bank a joinder to the Loan Agreement to become a co-borrower hereunder, together with such appropriate financing statements and/or Control Agreements, all in form and substance satisfactory to Bank (including being sufficient to grant Bank a first priority Lien (subject to Permitted

Liens) in and to the assets of Ability), (ii) provide to Bank appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in Ability, in form and substance satisfactory to Bank, and (iii) provide to Bank all other documentation in form and substance satisfactory to Bank, including (at Bank’s election) one (1) or more opinions of counsel satisfactory to Bank, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 6.15 shall be a Loan Document.”

5.LIMITATION OF AMENDMENTS.

5.1The amendments set forth in Section 4 above are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

5.2This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

6.CONSISTENT CHANGES. The Existing Documents are each hereby amended wherever necessary to reflect the changes described above.

7.CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Indebtedness, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Documents. Except as expressly modified pursuant to this Amendment, the terms of the Existing Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Indebtedness pursuant to this Amendment in no way shall obligate Bank to make any future modifications to the Indebtedness. Nothing in this Amendment shall constitute a satisfaction of the Indebtedness. It is the intention of Bank and Borrower to retain as liable parties all makers and endorsers of Existing Documents, unless the party is expressly released by Bank in writing. No maker, endorser, or guarantor will be released by virtue of this Amendment. The terms of this paragraph apply not only to this Amendment, but also to any subsequent loan and security modification agreements.

8.RATIFICATION OF INTELLECTUAL PROPERTY SECURITY AGREEMENT. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and conditions of a certain Intellectual Property Security Agreement dated as of March 31, 2025 between Borrower and Bank, and acknowledges, confirms and agrees that said Intellectual Property Security Agreement (a) contains an accurate and complete listing of all Intellectual Property Collateral, as defined in said Intellectual Property Security Agreement, and (b) shall remain in full force and effect.

9.RELEASE BY BORROWER.

9.1FOR GOOD AND VALUABLE CONSIDERATION, Borrower hereby forever relieves, releases, and discharges Bank and its present or former employees, officers, directors, agents, representatives, attorneys, and each of them, from any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs and expenses, actions and causes of action, of every type, kind, nature, description or character whatsoever, whether known or unknown, suspected or unsuspected, absolute or contingent, arising out of or in any manner whatsoever connected with or related to facts, circumstances, issues, controversies or claims existing or arising from the beginning of time through and including the date of execution of this Amendment (collectively “Released Claims”). Without limiting the foregoing, the Released Claims shall include any and all liabilities or claims arising out of or in any manner whatsoever connected with or related to the Loan Documents, the recitals hereto, any instruments, agreements or documents executed in connection with any of the foregoing or the origination, negotiation, administration, servicing and/or enforcement of any of the foregoing.

9.2In furtherance of this release, Borrower expressly acknowledges and waives any and all rights under Section 1542 of the California Civil Code, which provides as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” (Emphasis added.)

9.3By entering into this release, Borrower recognizes that no facts or representations are ever absolutely certain and it may hereafter discover facts in addition to or different from those which it presently knows or believes to be true, but that it is the intention of Borrower hereby to fully, finally and forever settle and release all matters, disputes and differences, known or unknown, suspected or unsuspected; accordingly, if Borrower should subsequently discover that any fact that it relied upon in entering into this release was untrue, or that any understanding of the facts was incorrect, Borrower shall not be entitled to set aside this release by reason thereof, regardless of any claim of mistake of fact or law or any other circumstances whatsoever. Borrower acknowledges that it is not relying upon and has not relied upon any representation or statement made by Bank with respect to the facts underlying this release or with regard to any of such party’s rights or asserted rights.

9.4This release may be pleaded as a full and complete defense and/or as a cross-complaint or counterclaim against any action, suit, or other proceeding that may be instituted, prosecuted or attempted in breach of this release. Borrower acknowledges that the release contained herein constitutes a material inducement to Bank to enter into this Amendment, and that Bank would not have done so but for Bank’s expectation that such release is valid and enforceable in all events.

9.5Borrower hereby represents and warrants to Bank, and Bank is relying thereon, as follows:

(a)Except as expressly stated in this Amendment, neither Bank nor any agent, employee or representative of Bank has made any statement or representation to Borrower regarding any fact relied upon by Borrower in entering into this Amendment.

(b)Borrower has made such investigation of the facts pertaining to this Amendment and all of the matters appertaining thereto, as it deems necessary.

(c)The terms of this Amendment are contractual and not a mere recital.

(d)This Amendment has been carefully read by Borrower, the contents hereof are known and understood by Borrower, and this Amendment is signed freely, and without duress, by Borrower.

(e)Borrower represents and warrants that it is the sole and lawful owner of all right, title and interest in and to every claim and every other matter which it releases herein, and that it has not heretofore assigned or transferred, or purported to assign or transfer, to any person, firm or entity any claims or other matters herein released. Borrower shall indemnify Bank, defend and hold it harmless from and against all claims based upon or arising in connection with prior assignments or purported assignments or transfers of any claims or matters released herein.

10.CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; REFERENCE PROVISION. This Amendment constitutes a “Loan Document” as defined and set forth in the Loan and Security Agreement, and is subject to Sections 11 and 12 of the Loan and Security Agreement, which are incorporated by reference herein.

11.PAYMENT OF BANK EXPENSES. Borrower agrees to promptly pay all Bank Expenses incurred by Bank in connection with this Amendment.

12.NOTICE OF FINAL AGREEMENT. BY SIGNING THIS DOCUMENT EACH PARTY REPRESENTS AND AGREES THAT: (A) THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES, (B) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES, AND (C) THIS WRITTEN AGREEMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF THE PARTIES.

13.EFFECTIVENESS. This Agreement shall be deemed effective upon (a) the due execution and delivery to Bank of this Agreement by each party hereto and (b) Borrower’s payment to Bank of Bank’s legal fees and expenses incurred in connection with this Amendment. This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

[Signature page follows.]

In Witness Whereof, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

AUDIOEYE, INC.

By:	/s/ Kelly Georgevich
Name:	Kelly Georgevich
Title:	Chief Financial Officer

ADA SITE COMPLIANCE, LLC

By:	/s/ Kelly Georgevich
Name:	Kelly Georgevich
Title:	Chief Financial Officer

CRITERION 508 SOLUTIONS, INC.

By:	/s/ Kelly Georgevich
Name:	Kelly Georgevich
Title:	Chief Financial Officer

WESTERN ALLIANCE BANK, AN ARIZONA CORPORATION

By:	/s/ Francesco Corradino
Name:	Francesco Corradino
Title:	Director